Exhibit 99.1

GAPSHARE 401(K) PLAN

TABLE OF CONTENTS

Page
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1
FINANCIAL STATEMENTS:
Statements of Net Assets Available for Benefits as of December 31, 2012 and 2011	2
Statement of Changes in Net Assets Available for Benefits for the year ended December 31, 2012	3
Notes to Financial Statements	4-8
SUPPLEMENTAL SCHEDULES:
Form 5500, Schedule H, Part IV, Line 4: - Schedule of Assets (Held at End of Year) as of December 31, 2012	9-10
All other supplemental schedules not listed above have been omitted because of the absence of conditions under which they are required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Participants and Administrator of the
GapShare 401(k) Plan:

We have audited the accompanying statements of net assets available for benefits of the GapShare 401(k) Plan (the "Plan") as of December 31, 2012 and 2011, and the related statement of changes in net assets available for benefits for the year ended December 31, 2012. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 2012 and 2011, and the changes in net assets available for benefits for the year ended December 31, 2012 in conformity with accounting principles generally accepted in the United States of America.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets (held at end of year) as of December 31, 2012 is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This schedule is the responsibility of the Plan's management. Such schedule has been subjected to the auditing procedures applied in our audit of the basic 2012 financial statements and, in our opinion, is fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California
June 27, 2013

GAPSHARE 401(K) PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
DECEMBER 31, 2012 AND 2011

	2012	2011
Participant-Directed Investments, at fair value:
Mutual funds	$783,239,384	$641,188,948
Collective trust fund	47,236,280	46,855,321
The Gap, Inc. common stock fund	82,232,150	54,263,138
Total investments at fair value	912,707,814	742,307,407
Receivables:
Participant contributions	2,012,254	493,563
Employer contributions	1,070,554	400,147
Participant notes receivable	32,881,523	30,823,695
Total receivables	35,964,331	31,717,405
NET ASSETS REFLECTING ALL INVESTMENTS AT FAIR VALUE	948,672,145	774,024,812
Adjustment from fair value to contract value for fully benefit-responsive investment contracts	(1,946,987)	(1,634,063)
NET ASSETS AVAILABLE FOR BENEFITS	$946,725,158	$772,390,749

See accompanying notes to the financial statements.

GAPSHARE 401(K) PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
YEAR ENDED DECEMBER 31, 2012

2012
ADDITIONS TO NET ASSETS ATTRIBUTED TO:
Investment income:
Net appreciation in fair value of mutual funds	$87,881,471
Net appreciation in fair value of The Gap, Inc. common stock fund	35,309,322
Dividends	21,364,464
Net investment income	144,555,257

Contributions:
Employer	37,452,634
Participants	60,935,469
Rollovers	5,111,685
Other	357,314
Total contributions	103,857,102
Interest income on participant notes receivable	1,396,435
Total additions	249,808,794

DEDUCTIONS FROM NET ASSETS ATTRIBUTED TO:
Benefits paid to participants	75,224,163
Administrative expenses and other	250,222
Total deductions	75,474,385
INCREASE IN NET ASSETS	174,334,409
NET ASSETS AVAILABLE FOR BENEFITS:
Beginning of year	772,390,749
End of year	$946,725,158

See accompanying notes to the financial statements.

GAPSHARE 401(K) PLAN
NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2012 AND 2011

1.    DESCRIPTION OF PLAN

General – The GapShare 401(k) Plan (the “Plan”) is a defined contribution plan which was established to provide a source of retirement savings to participants and to enable participants to defer a portion of their eligible compensation. The following brief description of the Plan is provided for general information purposes only. Participants should refer to the Summary Plan Description and official Plan documents for more complete information. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”).

The Plan is intended to qualify as a profit sharing plan under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), with a qualified cash or deferred arrangement under Section 401(k) of the Code. Full time and part time employees of The Gap, Inc. (the “Company” or “Plan Sponsor”) and its subsidiaries who have attained the age of 21 are eligible to participate in the Plan upon being credited with at least 1,000 hours of service to the Company during the 12-consecutive month period beginning on the employee’s date of hire by the Company or during any calendar year beginning after the employee’s date of hire.

Contributions – The minimum level of participant contributions is 1% of base salary. Total pre-tax and Roth contributions may not exceed a maximum of 30% of total eligible compensation. Total after-tax contributions may not exceed a maximum of 21% of total eligible compensation. Total pre-tax, Roth and after-tax contributions cannot exceed 51% of total eligible compensation. The maximum allowable pre-tax and Roth 401(k) contributions qualifying for deferral for individual income tax purposes was $17,000 and $16,500 for the years ended December 31, 2012 and 2011. The maximum compensation allowable for Plan allocation purposes was $250,000 and $245,000 for the years ended December 31, 2012 and 2011.

Participants attaining age 50 before the close of the calendar year and eligible to make tax-deferred contributions are allowed to make catch-up contributions not exceeding $5,500 for the year ended December 31, 2012.

Company contributions are made according to a matching formula established prior to the beginning of each Plan year. For 2012, the formula provided for a 100% matching contribution up to 4% of base pay per pay period of participant contributions on a pre-tax or after-tax basis. A participant’s aggregate annual contribution, which includes participant and Company contributions, could not exceed $50,000 and $49,000 for the years ended December 31, 2012 and 2011. Participants may also contribute amounts representing distributions from other qualified defined contribution plans.

Investments of participant and Company contributions are allocated to the funds as elected by the participant. Allocations of each fund’s earnings are based on participant account balances in those funds. Participants may transfer accumulated account balances between funds at any time.

Trustee and Record Keeper – T. Rowe Price serves as trustee and record keeper.

Investment Options – At December 31, 2012, the Plan’s assets were invested in a number of registered investment funds, one collective trust, and the Plan Sponsor’s common stock fund at T. Rowe Price.

The Plan Sponsor’s common stock may provide the greatest potential for either loss or gain since it relates to the common stock of a single company. When directed by the participant, the Trustee buys shares of the Plan Sponsor’s common stock through the Gap Inc. common stock fund in the open market. Shares are also purchased from Plan participants who transfer their accounts out of this investment option or who take distributions or withdrawals from this investment option in the form of cash. At December 31, 2012 and 2011, the Plan held 3,914,195 shares (market value of $21 per share) and 4,307,385 shares (market value of $12.60 per share), respectively, of the Plan Sponsor’s common stock fund.

Vesting – All active employees are 100% vested in all employer contributions, participant contributions and earnings thereon.

Participant Loans – For a fee of $50, participants may apply to receive a loan of up to the lesser of 50% of their vested amounts or $50,000, minus the highest balance of any other loan outstanding in the preceding 12 months. The minimum amount participants may borrow is $1,000. Loans are repaid through payroll deductions for up to a period of five years, unless a loan is for the purchase or construction of a principal residence, in which case terms range from one to fifteen years. If an unpaid loan balance exists at the time a participant leaves the Company and withdraws from the Plan, it must be repaid by the participant or deducted from the participant’s total distribution. The fixed interest rate charged is 1% over the prime rate (as published in The Wall Street Journal) on the last business day of the month preceding the month in which the loan is requested. As of December 31, 2012, there were 12,733 such loans, with interest rates ranging from 4.25% to 10.5%, maturing from 2013 to 2027. As of December 31, 2011, there were 12,781 such loans, with interest rates ranging from 4.25% to 10.5%, maturing from 2012 to 2026.

Notes receivable from participants are measured at their unpaid principal balance plus any accrued but unpaid interest. Delinquent participant loans are recorded as distributions based on the terms of the Plan document.

Automatic Enrollment – The Plan provides for automatic enrollment. Upon completion of the eligibility requirements, individuals are notified of their eligibility and have the opportunity to enroll in the Plan and to make contribution and investment elections. Effective July 2, 2012, if an individual becomes eligible to participate in the Plan before the second anniversary of the individual’s hire date and does not enroll, the individual will be automatically enrolled in the Plan by Gap Inc. on the second anniversary of the individual’s hire date. If the individual becomes eligible to participate in the Plan after the second anniversary of the individual’s hire date and does not enroll, the individual will be automatically enrolled in the Plan by Gap Inc. on the next anniversary of the individual’s hire date. The default percentage for automatic enrollment will be 1% of eligible pay. The contributions for those participants who are automatically enrolled in the Plan will be allocated 100% to an age-based T. Rowe Price Retirement Fund (based on the year the participant turns age 65) unless the participant chooses otherwise. Participants can elect to change or stop contributions to the Plan at any time following enrollment.

Payment of Benefits – Upon termination of employment, a participant may elect to have distribution of their account either in a lump sum payment or, if greater than $5,000, deferred until the participant is the age of 70 1/2. Deferred account balances may be invested in any of the funds, subject to normal restrictions.

Administrative Expenses – Each participant account is charged asset-based investment-related fees and expenses for the investment funds held in their account. The fees and expenses vary by fund.

2.    SIGNIFICANT ACCOUNTING POLICIES
Basis of Accounting – The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America “(GAAP”).

Use of Estimates – The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of net assets available for benefits and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of additions to and deductions from net assets available for benefits during the reporting period. Actual results could differ from those estimates.

Risks and Uncertainties – The Plan utilizes various investment instruments including mutual funds, the Company’s common stock fund, and investment contracts. These investments, in general, are exposed to various risks, such as interest rate, credit, and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term, and such changes could materially affect the amounts reported in the financial statements.

Investment Valuation and Income Recognition – The Plan’s investments are stated at fair value. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. See Note 3 for discussion on fair value measurements.

The T. Rowe Price Stable Value Common Trust Fund is a stable value fund comprised of guaranteed investment contracts, synthetic investment contracts, and money market funds. Participants may ordinarily direct the withdrawal or transfer of all or a portion of their investment at contract value. Contract value represents contributions made to the fund, plus earnings, less participant withdrawals and administrative expenses.

Purchases and sales of mutual funds and collective funds are recorded on a trade-date basis (which is not materially different from a settlement-date basis). Purchases and sales of The Gap, Inc. common stock fund are recorded on a trade-date basis. Interest income is recorded on an accrual basis. Dividends are recorded on the ex-dividend date. Net appreciation and depreciation includes the plan’s gains and losses on investments bought and sold as well as held during the year.

Payment of Benefits – Benefit payments to participants are recorded upon distribution.

Recent Accounting Pronouncements – The Financial Accounting Standards Board (“FASB”) issued ASU No. 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS, which amends ASC 820, as of the beginning of the year ended December 31, 2012. ASU 2011-04 is effective for financial statements issued for fiscal years beginning after December 15, 2011 and expands certain disclosures about fair value measurement. The ASU requires the categorization by level for items that are only required to be disclosed at fair value and information about transfers between Level 1 and Level 2. It provides guidance on measuring the fair value of financial instruments managed within a portfolio and the application of premiums and discounts on fair value measurements. The ASU requires additional disclosure for Level 3 measurements regarding the sensitivity of fair value to changes in unobservable inputs and any interrelationships between those inputs. The effect of the adoption of ASU 2011-04 had no impact on the Plan’s statement of net assets available for benefits and statement of changes in net assets available for benefits.

3.    FAIR VALUE MEASUREMENTS
The Plan classifies its investments into Level 1, which refers to securities valued using quoted prices from active markets for identical assets; Level 2, which refers to securities not traded on an active market but for which observable market inputs are readily available; and Level 3, which refers to securities valued based on significant unobservable inputs. Investments are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The following is a description of the valuation methodologies used for assets measured at fair value. There have been no changes in the methodologies used at December 31, 2012 and 2011.

Mutual Funds – Valued at the quoted market price which represents the net asset value (“NAV”) of shares held by the Plan at year end. Mutual funds held by the Plan are open-ended mutual funds that are registered with the Securities and Exchange Commission. These funds are required to publish the daily net asset value and to transact at that price. The mutual funds held by the Plan are deemed to be actively traded.

Collective Trust Fund – The Collective trust fund includes the T. Rowe Price Stable Value Common Trust Fund. The net asset value as provided by the trustee is used as a practical expedient to estimate fair value. The net asset value is based on the fair value of the underlying investments held by the fund less its liabilities and then adjusted by the issuer to contract value. This practical expedient is not used when it is determined to be probable that the fund will sell the investment for an amount different than the reported net asset value. Participant transactions (purchased and sales) may occur daily. Were the Plan to initiate a full redemption of the collective trust, the investment advisor reserves the right to temporarily delay withdrawal from the trust in order to ensure that securities liquidations will be carried out in an orderly business manner.

The Gap, Inc. Common Stock Fund – Valued at the quoted market price reported on the active market on which the individual securities are traded, which represents the NAV of shares held by the Plan at year end.

The following tables set forth by level within the fair value hierarchy a summary of the Plan’s investments measured at fair value on a recurring basis at December 31, 2012 and 2011.

		Fair Value at Reporting Date Using
	December 31, 2012	Quoted Prices in Active Markets for Identical Assets (Level 1)		Other Significant Observable Inputs (Level 2)		Significant Unobservable Inputs (Level 3)
Mutual Funds:
Balanced funds	$647,548,241	$647,548,241	$		$
Equity funds	87,112,861	87,112,861
Fixed income funds	26,378,186	26,378,186
International equity funds	22,200,096	22,200,096

Total Mutual Funds	783,239,384	783,239,384

The Gap, Inc. common stock fund	82,232,150	82,232,150

Collective trust fund	47,236,280			47,236,280
Total	$912,707,814	$865,471,534		$47,236,280	$

		Fair Value at Reporting Date Using
	December 31, 2011	Quoted Prices in Active Markets for Identical Assets (Level 1)		Other Significant Observable Inputs (Level 2)		Significant Unobservable Inputs (Level 3)
Mutual Funds: Balanced funds	$532,415,685	$532,415,685	$		$
Equity funds	71,081,462	71,081,462
Fixed income funds	20,068,421	20,068,421
International equity funds	17,623,380	17,623,380

Total Mutual Funds	641,188,948	641,188,948

The Gap, Inc. common stock fund	54,263,138	54,263,138

Collective trust fund	46,855,321			46,855,321
Total	$742,307,407	$695,452,086		$46,855,321		$-

Transfers Between Levels - Participant and Company contributions are allocated to the funds as elected by the participant. In addition, participants may transfer accumulated account balances between funds at any time and these transfers may generate exchanges between Level 1 and Level 2 investments. The Plan’s policy is to recognize transfers between levels at the end of the reporting period. No significant transfers between Level 1, Level 2, and Level 3 investments were made during 2012 and 2011. There were no purchases, sales, issuances, or settlements related to recurring Level 3 measurements during 2012 and 2011.

4.    INVESTMENTS

The fair value of individual investments that represent more than 5% of the Plan’s net assets available for benefits at fair value as of December 31, 2012 and 2011 are as follows:

	2012	2011

T. Rowe Price Retirement 2035 Fund, 10,263,905 and 9,855,112 shares, respectively	$137,331,045	$114,910,611
T. Rowe Price Retirement 2030 Fund, 6,046,745 and 5,847,602 shares, respectively	114,404,423	96,719,331
T. Rowe Price Retirement 2040 Fund, 5,880,298 and 5,448,694 shares, respectively	112,254,882	90,284,852
T. Rowe Price Retirement 2045 Fund, 6,693,474 and 6,029,611 shares, respectively	85,074,057	66,506,605
The Gap, Inc. Common Stock Fund, 3,914,195 and 4,307,385 shares, respectively	82,232,150	54,263,138
T. Rowe Price Retirement 2025 Fund, 5,947,592 and 5,690,927 shares, respectively	78,032,413	65,900,934
T. Rowe Price Stable Value Common Trust Fund, 45,221,259 shares (a)	-	46,855,321

(a)
The contract value of T. Rowe Price Stable Value Common Trust Fund is $45,221,259 as of December 31, 2011, for which the adjustment from fair value to contract value was calculated based on the Plan’s proportionate share of ownership in the collective trust funds.

5.     COLLECTIVE TRUST FUND
T. Rowe Price Trust Company operates a collective trust fund referred to as the Stable Value Common Trust Fund (the “Fund”). The beneficial interest of each investor is represented by units which are issued and redeemed daily at the Fund’s constant NAV of $1 per unit. Distribution to the Fund’s unit holders is declared daily from the net investment income and automatically reinvested in the Fund on a monthly basis, when paid. It is the Fund’s policy to use its best efforts to maintain a stable NAV of $1 per unit although there is no guarantee that the Fund will be able to maintain this value.

Participants ordinarily may direct the withdrawal or transfer of all or a portion of their investment at contract value. Contract value represents contributions made to the Fund, plus earnings, less participant withdrawals and administrative expenses. The Fund imposes certain restrictions on the Plan, and the Fund itself may be subject to circumstances that impact its ability to transact at contract value, as described in the following paragraphs. Plan management believes that the occurrence of events that would cause the Fund to transact at less than contract value is not probable.

Restrictions on the Plan - Trust units are issued and redeemed only on a valuation date and at the net asset value per unit computed on that date. Trust units may be redeemed on a daily basis to meet benefit payments and other participant-initiated withdrawals permitted by the Plan. Under the terms of the Fund’s Declaration of Trust, Fund investees are required to provide either 12- or 30- month advance written notice to T. Rowe Price (“the trustee”) prior to redemption of trust units; the notice period may be shortened or waived by the trustee in its sole discretion.

Circumstances that Affect the Fund – The Fund invests in guaranteed investment contracts, synthetic investment contracts and money market funds. In addition, the Fund enters into “wrapper” contracts issued by third parties. A wrap contract is an agreement by another party, such as a bank or insurance company to make payments to the Fund under certain circumstances. Wrap contracts are designed to allow a stable value portfolio to maintain a constant NAV and protect the portfolio in extreme circumstances.

The existence of certain conditions can limit the Fund’s ability to transact at contract value with the issuers of its investment contracts. Specifically, any event outside the normal operation of the Fund that causes a withdrawal from an investment contract may result in a negative market value adjustment with respect to such withdrawal. Examples of such events include, but are not limited to, partial or complete legal termination of the Fund or a unitholder, tax disqualification of the Fund or a unitholder, and certain Fund amendments if issuers’ consent is not obtained. In the event that wrap contracts fail to perform as intended, the Fund’s NAV may decline if the market value of the underlying assets decline. The Fund’s ability to receive amounts due pursuant to these wrap contracts is dependent on the third-party issuer’s ability to meet their financial obligations. The wrap issuer’s ability to meet its contractual obligations under the wrap contracts may be affected by future economic and regulatory developments.

6.     TAX EXEMPT STATUS
The Plan is intended to qualify as a profit sharing plan under Section 401(a) of the Code, with a qualified cash or deferred arrangement under Section 401(k) of the Code. The Plan has obtained a favorable tax determination letter from the Internal Revenue Service (“IRS”) dated May 14, 2008 (reflecting amendments made to the Plan through December 28, 2006), stating that the Plan is qualified under Section 401(a) of the Code, and, accordingly, the Plan’s net investment income is exempt from income taxes.

7.    PLAN TERMINATION
The Plan is intended to be permanent; however, in the event of the termination of the Plan, the assets of the Plan allocable to each participant shall be segregated, liquidated and distributed to the participants in proportion to their respective account balances.

8.    EXEMPT PARTY-IN-INTEREST TRANSACTIONS
Certain Plan investments are shares of collective trust funds managed by T. Rowe Price. T. Rowe Price is the Trustee as defined by the Plan and, therefore, these transactions qualify as party-in-interest transactions. During the year ended December 31, 2012, plan administrative expenses of $250,222 were paid to T. Rowe Price.

At December 31, 2012 and 2011, the Plan held 3,914,195 and 4,307,385 shares, respectively, of The Gap, Inc. common stock fund (the sponsoring employer), with a cost basis of $50,741,770 and $64,089,509, respectively. During the year ended December 31, 2012, the Plan recorded dividend income from The Gap, Inc. common stock fund of $1,326,336.

9.    RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500

A reconciliation of net assets available for benefits per the financial statements to the total net assets per the Form 5500 as of December 31, 2012 and 2011 is as follows:

	As of December 31,
	2012	2011

Net assets available for benefits per financial statements	$946,725,158	$772,390,749
Add: Adjustment from fair value to contract value for fully benefit-responsive investment contracts	1,946,987	1,634,063
Less: Deemed distributed loans	(1,394,156)	(1,389,011)

Net assets available for benefits per Form 5500	$947,277,989	$772,635,801

Participant notes receivable per financial statements	$32,881,523	$30,823,695
Less: Deemed distributed loans	(1,394,156)	(1,389,011)
Participant loans per Form 5500	$31,487,367	$29,434,684

	Year Ended December 31,
	2012	2011

Total deductions per financial statements	$75,474,385	$68,892,004
Add: Deemed distributions	5,145	7,437
Total deductions per Form 5500	$75,479,530	$68,899,441

	Year Ended December 31,

	2012	2011

Total additions per financial statements	$249,808,794	$74,117,352
Add: net investment gain (loss) from common/collective trusts	312,924	17,010
Total additions per Form 5500	$250,121,718	$74,134,362

10.    SUBSEQUENT EVENTS
Effective July 1, 2013, if a participant contributes between 1-9% on a pre-tax basis, Gap Inc. will automatically increase the deferral percentage by 1% of eligible pay each year on the anniversary of the participant’s hire date.  The percentage increase will continue until the participant reaches a deferral percentage of 10%.  Participants can change or stop their deferral election at any time, and can opt-out of the automatic increase provisions of the Plan.
* * * * * *

GAPSHARE 401(K) PLAN

FORM 5500, SCHEDULE H, PART IV, LINE 4: - SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2012

Identity of Issuer or Borrower	Description of Investment	Fair Value **
Mutual funds:
T. Rowe Price Retirement 2035 Fund	Mutual Fund 10,263,905 shares	$137,331,045
T. Rowe Price Retirement 2030 Fund	Mutual Fund 6,046,745 shares	114,404,423
T. Rowe Price Retirement 2040 Fund	Mutual Fund 5,880,298 shares	112,254,882
T. Rowe Price Retirement 2045 Fund	Mutual Fund 6,693,474 shares	85,074,057
T. Rowe Price Retirement 2025 Fund	Mutual Fund 5,947,592 shares	78,032,413
T. Rowe Price Retirement 2020 Fund	Mutual Fund 2,520,614 shares	45,068,586
T. Rowe Price Retirement 2050 Fund	Mutual Fund 3,468,297 shares	36,972,042
PIMCO Total Return Fund	Mutual Fund 2,293,036 shares	25,773,719
American Europacific Growth Fund	Mutual Fund 548,421 shares	22,200,096
T. Rowe Price Retirement 2015 Fund	Mutual Fund 1,654,271 shares	21,307,014
Neuberger Berman Genesis Trust	Mutual Fund 416,860 shares	21,126,469
T. Rowe Price New Horizons Fund	Mutual Fund 552,121 shares	18,313,869
Vanguard Institutional Index Fund	Mutual Fund 127,456 shares	16,635,502
Harbor Capital Appreciation Fund	Mutual Fund 312,488 shares	13,111,976
T. Rowe Price Retirement 2010 Fund	Mutual Fund 476,495 shares	7,847,875
T. Rowe Price Retirement 2055 Fund	Mutual Fund 664,369 shares	7,002,451
Small-Cap Value Fund	Mutual Fund 174,989 shares	6,854,301
Vanguard Value Index Inst Fund	Mutual Fund 252,225 shares	5,783,523
NB Socially Responsive Trust	Mutual Fund 177,176 shares	3,270,675
T. Rowe Price Retirement 2005 Fund	Mutual Fund 185,622 shares	2,253,453
T. Rowe Price Retirement Income Fund	Mutual Fund 144,555 shares	2,016,547
Vanguard TTL Bond Index Signal	Mutual Fund 54,506 shares	604,466

Total mutual funds		783,239,384

(Continued)

GAPSHARE 401(K) PLAN

FORM 5500, SCHEDULE H, PART IV, LINE 4: - SCHEDULE OF ASSETS (HELD AT END OF YEAR) AS OF DECEMBER 31, 2012 (continued)

Identity of Issuer or Borrower	Description of Investment	Fair Value**
Collective trust funds:
T. Rowe Price Stable Value Common Trust Fund*	Collective trust 45,289,293 shares	47,236,280

The Gap, Inc. Common Stock Fund*	Common Stock 3,914,195 shares	82,232,150
TOTAL		$912,707,814

*	Represents party-in-interest transaction.
**	Cost information is not required for participant-directed investments, and therefore, is not included.